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Peritus Software Services, Inc.
                                                           For Immediate Release

 PERITUS SOFTWARE SERVICES, INC. ANTICIPATES LOSS FOR THE FIRST QUARTER OF 1999


BILLERICA, MA.--March 29, 1999--Peritus Software Services, Inc. (OTC: PTUS), a provider of solutions for software maintenance, today announced that it anticipates a net loss for the quarter ending March 31, 1999. Based on information available to date, the Company anticipates a net loss of between $2 million and $2.5 million. The Company reported that a significant license transaction that it was expecting to close in the quarter has been delayed indefinitely.

As previously reported, the Company's ability to continue to finance its operations is dependent upon achieving a cash flow breakeven position and/or obtaining additional sources of financing. The anticipated net loss in the first quarter will significantly erode the Company's cash balances and jeopardize its ability to continue as a going concern. The Company does not believe that it will be able to achieve a cash flow breakeven position in the future and the Company's Board of Directors is considering various alternatives. With the exception of personnel required for delivery of customer obligations, the Company anticipates that it will significantly reduce its workforce within the next several weeks.

About Peritus

Founded in 1991, Peritus Software Services, Inc. is a provider of software maintenance outsourcing services. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance. SAM offerings include customized services for software providers, information systems organizations, and Year 2000 renovations. Peritus is headquartered in Billerica, MA. For more information, see the Peritus web site at http://www.peritus.com.

This press release may contain certain forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements. Certain factors that could cause actual results to differ materially from those discussed in such forward-looking statements include the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and other public filings made by Peritus with the Securities and Exchange Commission, which factors are incorporated herein by reference.

Contact:   John Giordano
           Chief Financial Officer
           Peritus Software Services, Inc.
           978-670-0800
           Fax: 978-670-2060
           Internet: jgiordano@peritus.com
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Peritus is a registered trademark and Software Asset Maintenance is a service mark of Peritus Software Services, Inc.